Exhibit 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II

MASTER TRUST CERTIFICATES

PRICING AGREEMENT

CLASS A

Dated: October 25, 2000

To:	SRFG, Inc. (the "Company"), as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.
Re:	Underwriting Agreement dated October 25, 2000 (the "Agreement") (a copy of which is attached hereto).
Title:	Sears Credit Account Master Trust II, $500,000,000, Floating Rate Class A Master Trust Certificates, Series 2000-4.

Aggregate Initial Principal Amount of Certificates:

$500,000,000 Class A Master Trust Certificates, Series 2000-4

Class A Expected Principal Payment Date:

October 2007 Distribution Date

Series and Class Designation of Designated Securities:

Floating Rate Class A Master Trust Certificates, Series 2000-4 (the "2000-4 Class A Certificates" or the "Class A Certificates")

Certificate Rating:

Class A Certificates:	Aaa by Moody's Investors Service, Inc.
AAA by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2000-3 and Series 2000-4:

$10,357,671,507

Date of Series Supplement:

November 2, 2000

Certificate Rate:

Class A Certificates: One-month LIBOR plus 0.25%.

Terms of Sale:

The purchase price for the Designated Securities to the Underwriters, named on
Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates as set forth above plus accrued interest at the Certificate Rate from the Time of Delivery.

Class A Certificates: 99.675%

Initial Public Offering Price:

The initial public offering price for the Designated Securities will be the percentage set forth below of the aggregate initial principal amount of the Certificates as set forth above plus accrued interest at the Certificate Rate from the Time of Delivery.

Class A Certificates: 100.000%

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

8:30 A.M., Chicago Time, on November 2, 2000, or at such other time as may be agreed upon in writing.

Addresses of Representatives of the Underwriters for notices:

J.P. Morgan Securities Inc.
60 Wall Street
New York, New York 10260-0060

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Additional Agreements:

(a) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-4 Class B Pricing Agreement") pursuant to the Underwriting Agreement dated October 25, 2000 among the Company, Sears and the Class B Underwriter (as defined herein) (the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2000-4 (the "2000-4 Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement that the Class B Underwriting Agreement and the 2000-4 Class B Pricing Agreement be duly executed and delivered by the parties thereto.

(b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-3 Class A Pricing Agreement") pursuant to the Agreement, with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2000-3 and may consummate the transactions contemplated thereby.

(c) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-3 Class B Pricing Agreement") pursuant to the Class B Underwriting Agreement, with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2000-3 and may consummate the transactions contemplated thereby.

(d) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the 2000-4 Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

(e) If the underwriter under the 2000-4 Class B Pricing Agreement (the "Class B Underwriter") shall default in its obligations to purchase the 2000-4 Class B Certificates and the 2000-4 Class B Pricing Agreement terminates in accordance with its terms, the Underwriters named in Schedule 1 shall have the right to purchase the 2000-4 Class B Certificates on the same terms that the Class B Underwriter was entitled to purchase such 2000-4 Class B Certificates prior to the expiration of the 2000-4 Class B Pricing Agreement and in the same proportions that the Underwriters named in Schedule 1 have agreed to purchase the 2000-4 Class A Certificates hereunder; provided, however, the Company shall have the right to postpone the Time of Delivery for the 2000-4 Class A Certificates and the 2000-4 Class B Certificates for a period of not more than seven days, to affect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(f) If (i) the Class B Underwriter shall default in its obligations to purchase the 2000-4 Class B Certificates, (ii) the 2000-3 Class B Pricing Agreement terminates in accordance with its terms and (iii) the Underwriters named in Schedule 1 do not agree to purchase the 2000-4 Class B Certificates on the terms and in the proportions described in paragraph (e) above, the Company shall have the right to postpone the Time of Delivery for the 2000-4 Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such 2000-4 Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements which may thereby be necessary.

(g) The purchase and sale of the 2000-4 Class A Certificates hereunder shall occur concurrently with and, subject to paragraph (e) above, shall be conditioned upon, the purchase and sale of the 2000-4 Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Underwriters named in Schedule 1 purchase the 2000-4 Class B Certificates as described in paragraph (e) above, if the 2000-4 Class B Pricing Agreement terminates because of the default of the Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the 2000-4 Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in an Agreement among the Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.

Very truly yours,
J.P. MORGAN SECURITIES INC.

By: /s/ Giuseppe Pagano

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Warren H. Frund

Each on behalf of each of the Underwriters

Accepted:

SRFG, INC.

By: /s/ George F. Slook

SEARS, ROEBUCK AND CO.

By: /s/ Larry R. Raymond

SCHEDULE 1

Underwriter	Principal Amount of Class A Certificates to be Purchased

Morgan Stanley & Co. Incorporated	$212,500,000

J.P. Morgan Securities Inc.	$106,250,000

Chase Securities Inc.	$106,250,000

Bear, Stearns & Co. Inc.	$ 25,000,000

Deutsche Bank Securities Inc.	$ 25,000,000

Lehman Brothers Inc.	$ 25,000,000

Total:	$500,000,000